Exhibit 10.13

January 23, 2023

EMPLOYMENT UNDERSTANDING

Dear Michael;

On behalf of Montauk Renewables, Inc. and Montauk Energy Holdings, LLC, a Delaware Limited Liability Company (the “Company”), I am pleased to offer you the position of Director of Project Execution and Integration with the Company. Your employment by the Company shall be governed by the following terms and conditions (this “Understanding”):

1. Duties and Scope of Employment.

(a) Position. For the term of your employment under this Understanding (your “Employment”), the Company agrees to employ you in the position of Director of Project Execution and Integration. You will report to the President & CEO or other manager as the Company may determine. You will be expected to work approximately 40 hour per week, plus overtime when required. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company.

(b) Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company and, unless you have received prior written approval of the Company, which approval will not be unreasonably withheld, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or own more than five percent of the stock of any other corporation. You further agree to comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.

(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Understanding or that would prohibit you from performing your duties with the Company. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.

680 Andersen Drive, Foster Plaza 10, 5th Floor ● Pittsburgh PA 15220

Phone (412) 747-8700 ● Fax (412) 921-2847

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(d) Non-Compete Provision. Employee agrees that in exchange for acceptance of this employment offer, the receipt of Company’s confidential information regarding technical information as well as customer information, Employee, for the duration of his/her Term with the Company, and for one (1) year after his/her Term ends for any reason, including but not limited to, voluntary termination by Employee or involuntary termination by the Company, or otherwise, that Employee will not have a financial interest in, or provide services similar to those he/she provided to the Company, to any person or entity in competition with the Company within the United States, or that of Company’s successors, assigns subsidiaries and affiliates including, but not limited to, Montauk Renewables, Inc., Montauk Energy Holdings, LLC. Employee acknowledges that this non-compete provision is limited to the types of activities and services Employee provided during his/her Term with the Company. The parties agree that for purposes of this Understanding, a person or entity is in competition with the Company if it engages in businesses in which the Company engages. Provided, however, that this paragraph shall not prevent Employee from owning less than five percent (5%) of the outstanding and issued shares of common stock of any entity whose shares are traded on a national stock exchange.

(e) Commencement Date. You shall commence full-time Employment as soon as reasonably practicable and in no event later than January 31, 2023.

2. Compensation.

(a) Salary. Your base compensation shall be $200,000.00 annually. You will be subject to a 90-day probationary period during which time the Company will assess your performance and work habits. During the probationary period, your employment remains at-will and either you or the Company may terminate the employment relationship immediately, with or without cause and with or without notice.

(b) Annual Bonus. An annual bonus potential in the amount up to 10% of your annual base compensation based on achieving a combination of communicated individual and company objectives.

(c) Yearly Project Completion Bonus. A yearly bonus potential in the amount of up to 25% of your annual base compensation based on achieving the yearly project objectives communicated and agreed to in writing which can include budget objectives, Commercial Operation Date, project milestones and other combinations of communicated individual and company objectives. This Bonus is only payable after a determination that the past year’s objectives have been achieved and only when the employee is actively employed at Company on date of payment. To be clear, there is no partial or pro-rata payment for work completed if the employee has not remained with the company for the entirety of the evaluation year and to bonus payout.

680 Andersen Drive, Foster Plaza 10, 5th Floor ● Pittsburgh PA 15220

Phone (412) 747-8700 ● Fax (412) 921-2847

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(d) Other Benefits. During your employment, you shall be entitled to additional benefits as the Company may offer to its full-time employees, however, Company reserves the right to alter or eliminate such benefits from time to time.

3. Vacation/PTO and Employee Benefits. Your employment shall begin with 160 hours of PTO annually, accruing at 6.15 per pay period and will remain at this amount through year six (6) of employment. At which time you shall be eligible to have vacation and PTO in accordance with the Company’s vacation / paid time off policy, as it may be amended from time to time. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. Business Expenses. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. For the avoidance of doubt and notwithstanding anything stated in this Understanding to the contrary, to the extent that any reimbursements payable or in-kind benefits provided by the Company to you under this Understanding, any such payments, reimbursements and/or benefits (i) will be paid no later than December 31st of the year following the year in which the expense was incurred, (ii) will not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) will not be subject to liquidation or exchange for another benefit. You may be entitled to use a Company vehicle for work related purposes and subject to our policies regarding same. Any Company vehicle used will remain titled and owned by the Company and no transfer of ownership is intended through use.

(a) Use of Company Vehicle. Pursuant to Vehicle Use Policy during employment with the company.

5. Termination.

(a) Term. Your Employment shall be “at-will”. This Understanding constitutes the full and complete Understanding between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written Understanding signed by you and a duly authorized officer of the Company.

(b) Rights Upon Termination. Except as expressly provided herein, upon the termination of your Employment, you shall only be entitled to the compensation, benefits reimbursements then due and owing for the period ending as of the end of the effective date of your termination (the “Termination Date”). Accordingly, the Company shall make the following payments to you (or your beneficiaries or estate if applicable): (i) all earned but unpaid salary or

680 Andersen Drive, Foster Plaza 10, 5th Floor ● Pittsburgh PA 15220

Phone (412) 747-8700 ● Fax (412) 921-2847

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other earned but unpaid compensation or wages, and (ii) any unreimbursed business expenses incurred by you on or before your Termination Date and which are reimbursable under the Company’s business expense reimbursement policies, which will be paid to you promptly following your submission of any required receipts and other documentation to the Company in accordance with the Company’s business expense reimbursement policies, provided such receipts and documents are received by the Company within 45 days after your Termination Date.

6. Pre-Employment Conditions.

(a) Confidentiality. Your offer of employment is also conditioned upon your execution and delivery to an officer of the Company, of the Company’s Confidentiality, Conflict of Interest, Non-Solicitation and Compliance Agreement, which is attached to this letter as Exhibit 1.

(b) Work Eligibility. You represent and warrant to the Company that upon commencement of employment you shall be lawfully entitled to work in the United States and understand that a condition precedent to your acceptance of this offer of employment is your eligibility to work in the United States in accordance with applicable federal and state laws at start of employment. This Company uses the E-Verify system. Information gathered from your I-9 will be used in the E-Verify system to confirm your eligibility to work in the United States. Such documentation must be provided to us within 3 business days of your first date of employment, or our employment relationship with you may be terminated. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this Understanding are subject to all applicable taxes, withholding and any other deductions required by applicable law.

7. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Understanding, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Understanding, the parties hereby submit and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania and agree that any such litigation shall be conducted only in the state or Federal courts located in Allegheny County, PA and no other courts.

(b) Entire Understanding. This Understanding sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(c) Amendments and Waivers. No modification of or amendment to this Understanding, nor any waiver of any rights under this Understanding, shall be effective unless in

680 Andersen Drive, Foster Plaza 10, 5th Floor ● Pittsburgh PA 15220

Phone (412) 747-8700 ● Fax (412) 921-2847

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writing signed by the parties to this Understanding. No delay or failure to require performance of any provision of this Understanding shall constitute a waiver of that provision as to that or any other instance.

(d) Successors and Assigns.

(i) Company’s Successors. This Understanding shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Understanding, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Understanding or any affiliate of any such successor that employs you.

(ii) Assignment; Your Successors. This Understanding and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. This Understanding and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(e) Notices. Any notice, demand or request required or permitted to be given under this Understanding shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

(f) Severability. If any provision of this Understanding becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Understanding shall continue in full force and effect. If any provision of this Understanding is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Understanding shall continue in full force and effect without impairment or limitation.

(g) Construction. This Understanding is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly,

680 Andersen Drive, Foster Plaza 10, 5th Floor ● Pittsburgh PA 15220

Phone (412) 747-8700 ● Fax (412) 921-2847

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this Understanding shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(h) Counterparts. This Understanding may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

(i) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Understanding by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

(j) Data Privacy. The Company intends to use and store your personal information for the sole purposes of its management and in order to comply with applicable law. By accepting this offer of employment, you expressly authorize the Company to share with the companies with which it may sub-contract certain activities the necessary information for the execution of their activities.

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform Company about any such restrictions and provide Company with as much information about them as possible, including any non-competition, non-solicitation or other agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your former employer before removing or copying the documents or information.

[Signature Page Follows]

680 Andersen Drive, Foster Plaza 10, 5th Floor ● Pittsburgh PA 15220

Phone (412) 747-8700 ● Fax (412) 921-2847

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If the foregoing is acceptable, please so indicate your acceptance by signing in the space provided below and by signing the Confidentiality, Conflict of Interest, Non-Solicitation and Compliance Understanding, and returning a copy of each signed document.

Very truly yours,

MONTAUK ENERGY HOLDINGS, LLC

By: /s/ Sean McClain

(Signature)

Sean F. McClain

CEO

ACCEPTED AND AGREED:

MICHAEL BARSCH

/s/ Michael Barsch

(Signature)

1/24/23

Date

Montauk Renewables, Inc. and all subsidiaries is an equal opportunity employer and does not discriminate in employment decisions and does not discriminate on the basis of race, color, religion, sex, sexual orientation, gender identity, national origin, and veteran or disability status.

Montauk Renewables, Inc. is a drug free workplace.

680 Andersen Drive, Foster Plaza 10, 5th Floor ● Pittsburgh PA 15220

Phone (412) 747-8700 ● Fax (412) 921-2847

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September 14, 2023

Michael Barsch

Re: Summary of Employment Terms

Michael:

This letter is intended to memorialize the understanding of the changes to your employment arrangement with Montauk Energy Holdings, LLC (the “Company”) from Director of Project Execution and Integration to your new position as Vice President of Business Development. All other terms of your employment will remain unchanged.

To that end, I am very pleased to offer you the position of Vice President of Business

Development under the key terms as outlined below.

Position:	Vice President of Business Development
Key Responsibilities:	Reporting to Sean McClain, with the key responsibilities outlined in the attachment.
Promotion Effective Date:	September 14, 2023
Primary Job Location:	Corporate – Remote
Base Salary:	$225,000.00 annually. You will be paid bi-weekly on alternating Fridays via direct deposit.
Bonus Target (prorated to date of hire):	• 30% of annual base salary based on Company performance • 30% of annual base salary at Board’s discretion
Equity Award:

An equity award of 225,000 Options at market close price on date of signing and issue, vesting in 5 years with 1/3 vesting in year 3, 1/3 in year 4 and 1/3 in year 5 and each having a 1-year exercise ability.

5313 Campbells Run Road, Suite 200, Pittsburgh PA 15205

This offer letter does not confer any contractual right, either express or implied, to remain in the Company's employ. Your employment is not for any specific time and may be terminated at will, with or without cause and without prior notice, by the Company or you may resign for any reason at any time.

Finally, I am very excited about the prospect of having you continue with our team and look forward to having your innovative ideas and energies assist us with the challenges and opportunities ahead. If you agree with the terms set forth in this offer letter, please indicate your acceptance by signing and returning this letter as soon as possible. If you have any questions, please feel free to contact Lauren Meade-Klingensmith, HR Manager at 412-328- 6378.

I look forward to your positive response.

Sincerely,

/s/ Sean McClain

Sean McClain

President and CEO

Accepted: /s/ Michael Barsch Date: 9/15/23 Michael Barsch

680 Andersen Drive, Foster Plaza 10, Suite 580, Pittsburgh PA 15220